Exhibit 23.1

                     Rosenberg Rich Baker Berman & Company
                               380 Foothill Road
                             Bridgewater, NJ 08807

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Magnitude Information Systems, Inc. and Subsidiaries, filed with the Commission on or about October 4, 2004, of our report dated March 5, 2004 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2003 and 2002, and to all references to our Firm included in this Registration Statement.

/s/Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
October 4, 2004